Feeling good in your body & mind transforms how you show up in life. That’s why we’re on a mission to help the world feel great through the power of better health. 2 Hims & Hers Q2 2025

Key Financial Highlights Q2 2025 Q2 2024 Growth Revenue $545M $316M 73% YoY Net Income $43M $13M 220% YoY Adj. EBITDA* $82M $39M 109% YoY Operating Cash Flow $(19)M $54M Free Cash Flow* $(69)M $48M Subscribers1 (End of Period) 2.4M 1.9M 31% YoY Monthly Online Revenue per Avg. Subscriber1 $74 $57 30% YoY * This is a non-GAAP financial measure. Please refer to pages 26-29 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. (1) Refer to page 19 for definitions for subscribers and monthly online revenue per average subscriber. 3 Hims & Hers Q2 2025

Q2 2025 Letter to Our Shareholders A customer from Bluffton, Indiana, reached out recently to share her experience with Hims & Hers and said the ability to personalize her care has given her “the confidence of a plan truly designed for me, the joy of taking control of my health on my own terms, and the empowering realization that I am finally in the driver's seat of my own future." This is the future we’re building for our customers, and this is the future we’ve made progress on this quarter. Our second quarter results marked healthy progress against making these types of experiences a reality for millions of customers. We ended the quarter with over 2.4 million subscribers, a year-over-year increase of 31%. Nearly 70% of the new subscribers who joined the platform in the quarter are utilizing a personalized treatment plan to reach their goals. This tells us our conviction that personalized care is the future of healthcare is more than just a belief: it’s a top-of-mind demand for the millions of customers who have come to trust our platform with their care. This steady adoption allowed us to drive revenue growth of more than 70% while also more than doubling Adjusted EBITDA relative to the prior year. These trends continue to support our belief that we are building a next-generation healthcare platform by placing customers at the center of every decision. 4 Hims & Hers Q2 2025

We believe that personalization is the future of care, and rapid adoption of personalized treatment plans shows that our customers agree Equipping providers with a breadth of customized solutions to allow consumers to manage and optimize their health with a high level of precision is at the heart of everything we do. We’ve built a business based on treating the individual, not just the condition; one that puts customer and provider choice at the forefront and enables providers to deliver care tailored to the individual. That approach is resonating: nearly 1.5 million of the customers on our platform today are utilizing a personalized treatment plan. Our platform enables consumers to access an experience inclusive of consumer-oriented tools, data-driven recommendations from providers, and access to world-class providers from the comfort of their own home. Providers on our platform can collaborate with their patients to find treatments tailored to their specific needs — whether that be a non-commercially available dosage to balance efficacy and side-effects, an alternative form factor to support adherence to treatment, or a single solution treating multiple conditions to simplify and streamline care. The intersection of each of these elements on our platform is attracting more subscribers daily and unlocking high satisfaction that we believe will keep them on the platform for years. (1) Currently available for certain conditions and in continued development; may not be available for all interactions. 5 Hims & Hers Q2 2025

In the last two years, subscribers benefiting from a holistic treatment plan inclusive of a personalized solution has more than doubled to over 60%. A continuous expansion of innovative solutions is drawing a broader audience to our platform. The recent rollout of the Hers Biotin + Minoxidil Gummy introduced another innovative solution, enabling providers to personalize treatments into a gummy form factor, and is showing signs of early success. We are seeing new specialty and capability expansion resonate not only with new subscribers, but also our existing subscriber base as well. At the end of the second quarter, subscribers utilizing personalized treatment plans to target multiple conditions increased nearly 170% year-over-year to over 500 thousand subscribers. We are seeing customers engage with our platform as its capabilities continue to expand. Customers are increasingly engaging with app-oriented capabilities that remove friction, from tools that help visualize customized titration schedules, to trackers for calorie and water intake that support healthier daily habits. We believe a substantial opportunity is available to continue elevating the experience in a way that enables a consumer to get a holistic overview of their health through the incorporation of data from wearables, lab results, provider interactions, and other app-based tools. Our view is that structured data across our platform has the ability to continuously unlock a better and more effective experience for our subscribers over time in a way that does not sacrifice subscriber privacy. Our mission is to have an experience that is guided by a growing selection of structured insights, combining each customer’s history with patterns drawn from millions of past, de-identified patient-provider interactions. This will allow providers on our platform to make more informed decisions and adjust treatment in real time. Our weight loss specialty is a case study that showcases the power behind our holistic approach that provides consumers with value beyond the medication. Key elements behind the success of our weight loss specialty include: ● Data-driven provider recommendations ● Seamless, ongoing access to world-class providers ● Access to personalized treatment solutions ● App-oriented tools to help navigate follow-up care Consumers are overwhelmingly taking advantage of these features across our platform. Within the first three months of being prescribed a treatment as part of a personalized weight loss treatment plan, consumers interact with a provider an average of 6 times. These interactions reflect consumers’ engagement in their own treatment plan, from getting support for managing side effects with customized titration schedules, to getting timely answers to questions along the way, to ultimately arrive at a clinically appropriate steady-state solution that addresses their needs. Roughly 90% of weight loss subscribers download the app, engaging with it an average of 1.5 times per week over the first 3 months of their plan. 6 Hims & Hers Q2 2025

We are observing these capabilities come together in a way that is driving real results for our subscribers. In a recent internal analysis of data from Hims & Hers Weight Loss customers, we found that those who had been on a personalized treatment plan inclusive of a GLP-1 treatment for 6 months reported having lost, on average, 10.3% of their body weight while largely avoiding any disruptive side effects that can make treatment unsustainable.1 The majority of participants in this group reported that they suffered no side effects at all, and the majority of those that did experience side effects reported that they were tolerable. In addition, only 25% of customers had discontinued treatment in the first 6 months.2 These experiences extend well beyond our weight specialty. In separate research focused on the broader Hims & Hers customer experience,3 the majority of customers said the care they receive through our platform is better than what they can access in person, with customers frequently citing easier communication with their provider and improved access as two of the biggest benefits. 81% said they trust our platform to deliver access to safe and effective care. That trust continues to grow as we expand, with 84% of customers noting they have confidence in Hims & Hers to safely and effectively expand into new areas like hormonal health and longevity. (1) Based on internal analysis of data from Hims & Hers Weight Loss customers on a personalized treatment plan inclusive of a GLP-1 treatment who had completed a six-month check-in. (2) Based on internal analysis of data from Hims & Hers Weight Loss customers on a personalized treatment plan inclusive of a GLP-1 treatment. (3) Based on a customer survey (6/30/2025-7/3/2025) of 2,300 Hims & Hers customers across all categories of treatment plans, with tenures from less than one month to greater than six months. 7 Hims & Hers Q2 2025

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Delightful customer experiences, powered by our growing capabilities, give us the confidence to expand our platform and add new specialties As we continue to serve our growing customer base, it has never been more clear that each customer has a unique set of needs and that the key to more deeply meeting those needs is a growing pipeline of proprietary, de-identified structured data. We’re entering the next phase of our platform, moving beyond simply connecting customers to providers, to delivering access to truly personalized care, and evolving from a telehealth company into a personalized health and wellness platform. In order to do that, we’ve made strategic additions to our leadership team and we’re continuing to add capabilities that will allow us to realize the scale and depth of personalization we believe is possible. ● A complex infrastructure that powers a simple customer experience: Our new COO, Nader Kabbani, has built and scaled a complex ecosystem for a beloved consumer company and is already impacting the strength and speed of how we’ll scale new capabilities. In the coming quarters, we will add new capabilities like lab testing, which will allow us to further leverage the investments being made in our fulfillment and pharmacy facilities. These capabilities will support more multi-condition offerings and a wider variety of treatment form factors, including expanded sterile injectable capacity. ● Deeper data insights: With the addition of lab testing, we will introduce an immense amount of new data to the platform. Our new CTO, Mo Elshenawy, has joined the company to pioneer how we’ll harness it across every customer’s experience. We plan to use this data to give each provider a more complete picture of the individual in front of them, making recommendation engines like MedMatch by Hims & Hers more effective, and enabling our platform to seamlessly match millions of customers with thousands of different SKUs. We also believe this deeper data will unlock a fundamentally new way of serving our customers by proactively identifying ways they can stay healthy, rather than simply responding to a single condition. ● Unified experience across the platform: Our platform is more powerful than any one specialty. We believe we’re elevating the expectations consumers have for the healthcare experience by making it simple and affordable to access care tailored to the individual across specialties. Our new Chief Product Officer, Dheerja Kaur, will partner with Mo and our expanding technical team to reshape how Hims & Hers customers interact with the platform, whether they’re relying on us for quarterly lab work to monitor their ongoing health or accessing daily support for a chronic condition like weight loss. In the coming months, we’ll launch new offerings in hormone health, bringing our world-class approach to one of the most overlooked areas in healthcare. As we move into 2026, we plan to introduce standalone lab testing and expand into longevity-focused care. Together, these additions will help transform our platform from a place people turn to when something’s wrong, to one they turn to proactively to monitor their health and prevent issues before they arise. 9 Hims & Hers Q2 2025

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We are establishing a foundation that can bring the benefits of precision medicine to consumers around the world It is increasingly clear that consumers around the world are looking for more accessible healthcare options that place them at the center. While regulatory and market dynamics will vary, we believe the demand for precision medicine oriented around seamless access to individualized treatments, technology, and world-class providers is universal. As such, we believe international expansion represents one of the most compelling growth opportunities ahead of us. Our success in the UK in recent years has reinforced this belief and with our recent acquisition of ZAVA Global, a leading European digital health provider, we’re furthering our commitment to serving global markets in a more meaningful way. With ZAVA, we’ve expanded our presence in the UK and gained the infrastructure to serve customers across Germany, France, and Ireland; four markets with a combined population of roughly 160 million adults. We believe there are relatively near-term opportunities that will allow us to drive at least $50 million of revenue from ZAVA through the remainder of the year at a positive Adjusted EBITDA margin. Looking ahead, we see an opportunity to not just continue scaling ZAVA’s existing business, but to combine our strengths to expand our presence in Europe and other markets around the world. With Mo and Nader now leading our technology and operations teams, we are building both the digital and physical infrastructure necessary to scale efficiently, with flexibility across markets. Their experience scaling intelligent platforms and global supply chains will be critical, while also helping to ensure we can cater to the unique characteristics of each market. Over time, we expect this will position us to deploy the same proven strategies that we have seen resonate in the US, from personalized treatment plans to ongoing innovation and specialty expansion. The impact of these initiatives becomes even more powerful when deployed behind a brand that consumers have grown to know and trust, which is exactly what we intend to bring. With the right foundation in place and continued execution in the coming years, we believe international markets will become a real growth lever, supporting our long-term ambition to serve tens of millions of users on the platform and representing a long-term annual revenue opportunity of over $1 billion for the business. We expect Canada to be the first of many new markets where our platform can unlock meaningful access to personalized care, beginning with generic semaglutide in 2026. This represents a significant opportunity in a country where two-thirds of adults are overweight or living with obesity. As demand for more accessible, transparent, and effective treatment grows globally, we see opportunities to expand into other regions, which may include additional European countries, Latin America, and Asia. 11 Hims & Hers Q2 2025

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Based on our continued strong execution, we are reiterating our 2025 outlook We’re entering the second half of the year with strong momentum and continued conviction in the strategy we’re executing. Our model is resonating with customers and demonstrating that personalized, platform-based care can scale with both impact and efficiency. For fiscal year 2025, we are reaffirming our expectation to deliver $2.3 to $2.4 billion in revenue and $295-$335 million in Adjusted EBITDA. We’ll continue leveraging learnings from our specialty-specific marketing efforts to drive growth in both new and tenured categories and we remain committed to disciplined execution, driving both marketing and Adjusted EBITDA leverage as we scale over the long term. We’re excited about the momentum we’re carrying into the second half—and even more excited about the foundation we’re building for long-term growth. Thank you for your continued support. Andrew Dudum CEO and Co-Founder Note: 2025 financial targets are provided as of the Hims & Hers Health, Inc. earnings release dated August 4, 2025. (1) This is a non-GAAP financial measure. Please refer to pages 26-29 for definitions. We have relied upon the exception in Item 10(e)(1)(i)(B) of Regulation S-K and have not reconciled forward-looking Adjusted EBITDA to its most directly comparable U.S. GAAP measure, net income or loss, because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations, including market-related assumptions that are not within our control, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net income or loss. See “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA. (2) Online revenue retention from subscriptions with a tenure of at least 2 years. (3) Payback period defined as the time it takes quarterly cumulative online gross profit generated by Hims & Hers online customers to exceed the quarterly customer acquisition costs to acquire those customers. (4) On February 21, 2025, the FDA resolved the semaglutide shortage, and on May 22, 2025, the FDA’s period of enforcement discretion following the resolution of the shortage concluded with respect to 503B outsourcing facilities. Resolution of the shortage has constrained and is expected to continue to constrain our ability to continue providing access to compounded semaglutide on our platform. The FDA does not limit compounding to drug shortages, and we continue to offer access to certain compounded GLP-1s consistent with the statutory exemptions from the new drug approval requirements. 13 Hims & Hers Q2 2025

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Subscriber and Revenue Growth Top-line trends were strong in the second quarter of the year, driven by our ability to expand both our subscribers and monthly online revenue per average subscriber in comparison to the prior year. In the second quarter, total subscribers reached a new record high of over 2.4 million at the end of the period, growing 31% year-over-year, while monthly online revenue per average subscriber increased to $74, growing 30% year-over-year. Growth in subscribers was primarily driven by increased traffic to our platform (through our websites and mobile applications) as a result of our marketing activities and improved onsite and customer onboarding experiences, as well as robust adoption of personalized treatment plans. The increase in monthly online revenue per average subscriber growth was primarily due to subscriber adoption of personalized treatment plans and ongoing strength in our weight loss specialty, along with changes in our product mix. In the second quarter, revenue grew 73% year-over-year to $545 million. Online revenue grew 75% year-over-year to $537 million in the second quarter, driven by growth in new weight loss offerings, as well as continued sustainable growth across our existing offerings. Wholesale revenue decreased 10% year-over-year to $8 million. Margin Profile Gross margin decreased approximately 500 basis points year-over-year to 76% in the second quarter. The decline was primarily the result of expected increased contributions from our weight loss offerings, and was partially offset by ongoing benefits from economies of scale, in part due to increased volume at our Pharmacies and lower costs associated with medical consultation services as a percent of revenue as a result of improving provider efficiency. (1) Refer to page 19 for definitions for subscribers and monthly online revenue per average subscriber. 15 Hims & Hers Q2 2025

We report four categories of operating expenses: Marketing, Operations and support, Technology and development, and General and administrative. Non-GAAP operating expenses represent GAAP expenses adjusted for stock-based compensation. During the second quarter of 2025, we achieved notable year-over-year Marketing leverage on both a GAAP and non-GAAP basis, as we benefited from efficiencies related to new product launches and improving organic customer acquisition trends. On a GAAP basis, Marketing expenses decreased from 46% to 40% of revenue during the second quarter. On a non-GAAP basis, Marketing expenses decreased from 45% to 39% of revenue. Similarly, we continued to see leverage in Operations and support in the second quarter of 2025, as growth outpaced investments made across staffing, fulfillment, and processing largely in order to accommodate higher volume fulfilled through our Pharmacies. GAAP Operations and support expenses decreased from 13% to 12% of revenue in the second quarter. On a non-GAAP basis, Operations and support expenses decreased from 12% to 11% of revenue. Technology and development expenses during the second quarter of 2025 increased modestly as a percentage of revenue relative to the prior year period. GAAP Technology and development expenses increased from 6% to 7% of revenue in the second quarter. On a non-GAAP basis, Technology and development expenses increased modestly from 5% to 6% of revenue. (1) This is a non-GAAP financial measure. Please refer to pages 26-29 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. 16 Hims & Hers Q2 2025

Finally, we displayed leverage on General and Administrative expenses in the second quarter as a result of solid execution and disciplined expense management. GAAP General and administrative expenses decreased from 13% to 12% of revenue in the second quarter. On a non-GAAP basis, General and administrative expenses remained flat at 8% of revenue. As a result of these trends, we generated GAAP net income of $43 million in the second quarter, improving significantly from net income of $13 million in the prior year period. Net income margin increased nearly 400 basis points year-over-year in the second quarter. With our business continuing to scale at a rapid pace, we remain committed to a disciplined and efficient approach toward growth investment. This has been crucial to our strategy thus far and has resulted in a meaningful increase in Adjusted EBITDA margin over the past two years. In the second quarter, Adjusted EBITDA increased 109% year-over-year to $82 million. Adjusted EBITDA margin increased nearly 300 basis points year-over-year in the second quarter. (1) Q3 2024 net income included a $60.8 million tax benefit related to the release of our domestic tax valuation allowance, partially offset by current period tax activity (2) This is a non-GAAP financial measure. Please refer to pages 26-29 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. 17 Hims & Hers Q2 2025

Cash Flow and Balance Sheet In the second quarter, net cash used in operating activities was $19 million. Free cash flow in the second quarter was negative $69 million. The year-over-year decline in both was primarily driven by temporary working capital investments, and an increase in capital expenditures as we continue to invest in the level of automation and broader capabilities of our underlying pharmacy infrastructure. The former is expected to normalize through the rest of the year. At the end of the second quarter, we had over $1.1 billion of cash, cash equivalents, and short-term investments and approximately $1 billion of debt, primarily driven by our May convertible note offering. In July 2024, we announced a share repurchase authorization of up to $100 million of our Class A common stock, which can be utilized through August 31, 2027. As of the end of the second quarter, we had $65 million remaining on the authorization. We expect this program will give us the ongoing ability to capitalize on moments of disconnect between the market value of our Class A common stock and what we believe is the intrinsic value, while also allowing us to offset ongoing dilution as a result of stock-based compensation. Conference Call Hims & Hers will host a conference call to review second quarter 2025 results on August 4, 2025, at 5:00 p.m. ET. The conference call can be accessed by dialing +1 (888) 510-2630 for U.S. participants and +1 (646) 960-0137 for international participants, and referencing conference ID #1704296. A live audio webcast will be available online at investors.hims.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call at the same link. (1) This is a non-GAAP financial measure. Please refer to pages 26-29 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. 18 Hims & Hers Q2 2025

About Hims & Hers Health, Inc. Hims & Hers is the leading health and wellness platform on a mission to help the world feel great through the power of better health. We believe how you feel in your body and mind transforms how you show up in life. That’s why we’re building a future where nothing stands in the way of harnessing this power. Hims & Hers normalizes health & wellness challenges—and innovates on their solutions—to make feeling happy and healthy easy to achieve. No two people are the same, so the Company provides access to personalized care designed for results. For more information, please visit investors.hims.com. Key Business Metrics “Online Revenue” represents the sales of products and services on our platform, net of refunds, credits, and chargebacks, and includes revenue recognition adjustments recorded pursuant to U.S. GAAP, primarily relating to deferred revenue and returns reserve. Online Revenue is generated by selling directly to consumers through our websites and mobile applications. Our Online Revenue consists of products and services purchased by customers directly through our online platform. The majority of our Online Revenue is subscription-based, where customers agree to be billed on a recurring basis to have products and services automatically delivered to them. “Wholesale Revenue” represents non-prescription product sales to retailers through wholesale purchasing agreements. Wholesale Revenue also includes non-prescription product sales to third-party platforms through consignment arrangements. In addition to being revenue generative and profitable, wholesale partnerships and consignment arrangements have the added benefit of generating brand awareness with new customers in physical environments and on third-party platforms. “Subscribers” are customers who have one or more “Subscriptions” pursuant to which they have agreed to be automatically billed on a recurring basis at a defined cadence. The Subscription billing cadence is typically defined as a number of days (for example, billed every 30 days or every 90 days), which are excluded from our reporting when payment has not occurred at the contracted billing cadence. Subscribers can cancel or snooze Subscriptions in between billing periods to stop receiving additional products and/or services and can reactivate Subscriptions to continue receiving additional products and/or services. “Monthly Online Revenue per Average Subscriber” is defined as Online Revenue divided by “Average Subscribers”, which amount is then further divided by the number of months in a period. “Average Subscribers” are calculated as the sum of the Subscribers at the beginning and end of a given period divided by 2. 19 Hims & Hers Q2 2025

Forward-Looking Statements This shareholder letter includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “assume,” “may,” “will,” “likely,” “potential,” “projects,” “predicts,” “continue,” “goal,” “strategy,” “future,” “forecast,” “target,” “outlook,” “opportunity,” “project,” “confidence,” “foundation,” “groundwork,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to our financial outlook and guidance, including our mission to drive top-line revenue growth and profitability and our ability to attain our 2025 and long-term financial and operational targets; our expected future financial and business performance, including with respect to the Hims & Hers platform, our marketing campaigns, investments in innovation, the solutions accessible on our platform, the markets accessible on our platform, and our infrastructure, and the underlying assumptions with respect to the foregoing; statements relating to events and trends relevant to us, including with respect to our regulatory environment, financial condition, results of operations, short- and long-term business operations, objectives, strategy, and financial needs; expectations regarding our mobile applications, market acceptance, user experience, customer retention, brand development, our ability to invest and generate a return on any such investment, customer acquisition costs, operating efficiencies and leverage (including our fulfillment capabilities), the effect of any pricing decisions, changes in our product or offering mix, the timing and market acceptance of any new products or offerings, the timing and anticipated effect of any pending or recently completed acquisitions, the success of our business model, our market opportunity, our ability to scale our business or expand internationally, the growth of certain of our specialties, our ability to innovate on and expand the scope of our offerings and experiences, including through the use of data analytics and artificial intelligence, our ability to reinvest into the customer experience, and our ability to comply with the extensive, complex and evolving legal and regulatory requirements applicable to our business, including without limitation state and federal healthcare, privacy and consumer protection laws and regulations, and the effect or outcome of litigation or governmental actions in relation to any such legal and regulatory requirements. These statements are based on management’s current expectations, but actual results may differ materially due to various factors. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, the forward-looking statements contained in this letter are based on our current expectations, assumptions and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the Risk Factors and other sections of our most recently filed Quarterly Report on Form 10-Q, our most recently filed Annual Report on Form 10-K, and other current and periodic reports we file from time to time with the Securities and Exchange Commission (the “Commission”). Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking 20 Hims & Hers Q2 2025 statements. The forward-looking statements contained in this letter are made only as of August 4, 2025. We undertake no obligation (and expressly disclaim any obligation) to update or revise any forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in reports we have filed or will file with the Commission, including our most recently filed Quarterly Report on Form 10-Q, our most recently filed Annual Report on Form 10-K, and other current and periodic reports we file from time to time. In addition, even if our results of operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in such reports, those results or developments may not be indicative of results or developments in subsequent periods. We include statements and information in this letter concerning our industry and the markets in which we operate, including our market opportunity, which are based on information from independent industry organizations and other third-party sources (including industry publications, surveys and forecasts). While we believe these third-party sources to be reliable as of the date of this letter, we have not independently verified any third-party information and such information is inherently imprecise. 21 Hims & Hers Q2 2025

Condensed Consolidated Balance Sheets (In thousands, except share and per share data, unaudited) June 30, 2025 December 31, 2024 Assets Current assets: Cash and cash equivalents $1,124,582 $220,584 Short-term investments 20,033 79,667 Inventory 141,800 64,427 Prepaid expenses and other current assets 69,151 31,153 Total current assets 1,355,566 395,831 Restricted cash 368 856 Goodwill 117,753 112,728 Property, equipment, and software, net 205,480 82,083 Intangible assets, net 40,657 43,410 Operating lease right-of-use assets 71,661 10,881 Deferred tax assets, net 84,229 61,603 Other long-term assets 1,868 147 Total assets $1,877,582 $707,539 Liabilities and stockholders’ equity Current liabilities: Accounts payable $105,009 $91,180 Accrued liabilities 65,671 53,013 Deferred revenue 98,417 75,285 Operating lease liabilities 3,135 1,889 Total current liabilities 272,232 221,367 Convertible senior notes, net 969,467 - Operating lease liabilities 71,786 9,456 Other long-term liabilities 1,401 - Total liabilities 1,314,886 230,823 Commitments and contingencies Stockholders’ equity: Common stock – Class A shares, par value $0.0001, 2,750,000,000 shares authorized and 217,381,434 and 212,459,586 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively; Class V shares, par value $0.0001, 10,000,000 shares authorized and 8,377,623 shares issued and outstanding as of June 30, 2025 and December 31, 2024 23 22 Additional paid-in capital 711,998 719,155 Accumulated other comprehensive income (loss) 822 (324) Accumulated deficit (150,147) (242,137) Total stockholders’ equity 562,696 476,716 Total liabilities and stockholders’ equity $1,877,582 $707,539 22 Hims & Hers Q2 2025

Condensed Consolidated Statements of Operations and Comprehensive Income (In thousands, except share and per share data, unaudited) Three months ended June 30, 2025 2024 Revenue $544,833 $315,648 Cost of revenue 128,637 59,035 Gross profit 416,196 256,613 Gross margin % 76% 81% Operating expenses: 1 Marketing 217,862 144,922 Operations and support 66,490 41,453 Technology and development 37,848 18,654 General and administrative 67,273 40,554 Total operating expenses 389,473 245,583 Income from operations 26,723 11,030 Other income and expense, net 6,130 2,394 Income before income taxes 32,853 13,424 Benefit (provision) for income taxes 9,652 (127) Net income 42,505 13,297 Other comprehensive income (loss) 986 (6) Total comprehensive income $43,491 $13,291 Net income per share attributable to common stockholders: Basic $0.19 $0.06 Diluted $0.17 $0.06 Weighted average shares outstanding: Basic 224,373,375 214,618,037 Diluted 256,779,292 234,791,985 (1) Includes stock-based compensation expense as follows (in thousands): Three months ended June 30, 2025 2024 Marketing $3,435 $2,393 Operations and support 4,579 2,702 Technology and development 5,247 3,195 General and administrative 22,465 15,752 Total stock-based compensation expense $35,726 $24,042 23 Hims & Hers Q2 2025

Condensed Consolidated Statements of Cash Flows (In thousands, unaudited) Six months ended June 30, 2025 2024 Operating activities Net income $91,990 $24,425 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 18,741 6,644 Stock-based compensation 60,584 43,074 Net accretion on securities (1,060) (2,281) Benefit for deferred taxes (10,346) - Impairment of long-lived assets - 114 Amortization of debt discount and issuance costs 1,047 - Non-cash operating lease cost 4,594 1,221 Non-cash acquisition-related costs 2,985 - Non-cash other (1,315) 412 Changes in operating assets and liabilities: Inventory (77,373) (18,124) Prepaid expenses and other current assets (38,081) (1,430) Other long-term assets (10) (47) Accounts payable 5,146 16,156 Accrued liabilities 11,737 (24) Deferred revenue 23,132 13,257 Operating lease liabilities (1,798) (1,140) Earn-out payable - (2,825) Net cash provided by operating activities 89,973 79,432 Investing activities Purchases of investments - (97,539) Maturities of investments 60,569 126,095 Investment in website development and internal-use software (7,961) (6,191) Purchases of property, equipment, and intangible assets (101,392) (13,793) Acquisition of business, net of cash acquired (5,100) - Net cash (used in) provided by investing activities (53,884) 8,572 Financing activities Proceeds from issuance of convertible senior notes, net of debt discount 970,000 - Purchases of capped calls related to convertible senior notes (47,800) - Proceeds from exercise of vested stock options 6,497 16,472 Payments for taxes related to net share settlement of equity rewards (62,475) (22,281) Proceeds from employee stock purchase plan 2,970 1,622 Payments for debt issuance costs (3,041) - Repurchases of common stock - (47,996) Payments for acquisition-related earn-out consideration - (3,190) Net cash provided by (used in) financing activities 866,151 (55,373) Foreign currency effect on cash and cash equivalents 1,270 1 Increase in cash, cash equivalents, and restricted cash 903,510 32,632 Cash, cash equivalents, and restricted cash at beginning of period 221,440 97,519 Cash, cash equivalents, and restricted cash at end of period $1,124,950 $130,151 Reconciliation of cash, cash equivalents, and restricted cash Cash and cash equivalents $1,124,582 $129,295 Restricted cash 368 856 Total cash, cash equivalents, and restricted cash $1,124,950 $130,151 Supplemental disclosures of cash flow information Cash paid for taxes $23,047 $3,468 Non-cash investing and financing activities Purchases of property and equipment included in accounts payable and accrued liabilities $16,954 $1,256 Deferred debt issuance costs included in accounts payable and accrued liabilities 249 - Right-of-use asset obtained in exchange for lease liability 63,434 2,174 Issuance of common stock in connection with asset acquisition 12,760 - Common stock to be issued for asset acquisition indemnification holdback 6,380 - Issuance of common stock for acquisition-related earn-out consideration - 1,396 24 Hims & Hers Q2 2025

25 Hims & Hers Q2 2025

Non-GAAP Financial Measures In addition to our financial results determined in accordance with U.S. GAAP, we present Adjusted EBITDA (which is a non-GAAP financial measure), Adjusted EBITDA margin (which is a non-GAAP ratio), and Free Cash Flow (which is a non-GAAP financial measure) each as defined below. We use Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow to evaluate our ongoing operations and for internal planning and forecasting purposes. We also present Non-GAAP Marketing, Non-GAAP Operations and support, Non-GAAP Technology and development, and Non-GAAP General and administrative expenses. In each case, the non-GAAP operating expenses represent GAAP expenses adjusted for stock-based compensation. We believe that Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating expenses, and Free Cash Flow, when taken together with the corresponding U.S. GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. We consider Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating expenses, and Free Cash Flow to be important measures because they help illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating expenses, and Free Cash Flow is helpful to our investors as they are used by management in assessing the health of our business, our operating performance, and our liquidity. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures or ratios differently or may use other financial measures or ratios to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating expenses, and Free Cash Flow as tools for comparison. Reconciliations are provided below to the most directly comparable financial measures stated in accordance with U.S. GAAP. Investors are encouraged to review our U.S. GAAP financial measures and not to rely on any single financial measure to evaluate our business. Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. “Adjusted EBITDA” is defined as net income (loss) before stock-based compensation, depreciation and amortization, acquisition and transaction-related costs (which includes (i) consideration paid for employee compensation with vesting requirements incurred directly as a result of acquisitions, inclusive of revaluation of earn-out consideration recorded in general and administrative expenses prior to 2024, and (ii) transaction professional services), payroll tax expense related to stock-based compensation, legal settlement expenses that are considered non-recurring, impairment of long-lived assets, change in fair value of liabilities, interest income and expense, net, and income taxes. “Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by revenue. In the second quarter of 2025, we revised our definition of Adjusted EBITDA to include payroll tax expense related to stock-based compensation, which comprises employer taxes incurred upon vesting of restricted stock units and upon exercise of nonqualified stock options. As a result of recent trends in our stock price, this amount was not considered significant for prior periods and, accordingly, prior period disclosures were not recast to conform to the current presentation. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. We compensate for these limitations by providing specific information regarding the U.S. GAAP items excluded from Adjusted EBITDA. When evaluating our performance, you should consider Adjusted EBITDA in addition to, and not as a substitute for, other financial performance measures, including our net income (loss) and other U.S. GAAP results. 26 Hims & Hers Q2 2025

Net Income (Loss) to Adjusted EBITDA Reconciliation

(In thousands, unaudited)

	Q3 '23	Q4 '23	Q1 '24	Q2 '24	Q3 '24	Q4 '24	Q1 '25	Q2 '25
Revenue	$226,699	$246,619	$278,171	$315,648	$401,556	$481,139	$586,010	$544,833
Net income (loss)	(7,567)	1,245	11,128	13,297	75,588	26,025	49,485	42,505
Stock-based compensation	17,277	17,791	19,032	24,042	24,899	24,349	24,858	35,726
Depreciation and amortization	2,363	2,658	3,001	3,643	4,383	6,061	8,276	10,465
Acquisition and transaction-related costs	1,280	507	376	590	858	2,155	24	6,231
Payroll tax expense related to stock-based compensation	–	–	–	–	–	–	–	3,078
Legal settlement	–	–	–	–	–	2,008	–	–
Impairment of long-lived assets	–	–	75	39	–	–	–	–
Change in fair value of liabilities	588	19	–	–	–	–	–	–
Interest income and expense, net	(2,342)	(2,601)	(2,540)	(2,431)	(2,637)	(2,741)	(2,596)	(6,117)
(Benefit) provision for income taxes	651	951	1,275	127	(51,995)	(3,734)	11,010	(9,652)
Adjusted EBITDA	$12,250	$20,570	$32,347	$39,307	$51,096	$54,123	$91,057	$82,236
Net income (loss) as a % of revenue	(3) %	1 %	4 %	4 %	19 %	5 %	8 %	8%
Adjusted EBITDA margin	5 %	8 %	12 %	12 %	13 %	11 %	16 %	15%

27

Hims & Hers Q2 2025

GAAP Operating Expenses to Non-GAAP Operating Expenses Reconciliation (In thousands, unaudited) Three Months Ended June 30, Reconciliation: GAAP to Non-GAAP Marketing Expense 2025 2024 Total GAAP Marketing Expense $217,862 $144,922 Less: Stock-based compensation (3,435) (2,393) Non-GAAP Marketing Expense $214,427 $142,529 Three Months Ended June 30, Reconciliation: GAAP to Non-GAAP Operations and support Expense 2025 2024 Total GAAP Operations and support Expense $66,490 $41,453 Less: Stock-based compensation (4,579) (2,702) Non-GAAP Operations and support Expense $61,911 $38,751 Three Months Ended June 30, Reconciliation: GAAP to Non-GAAP Technology and development Expense 2025 2024 Total GAAP Technology and development Expense $37,848 $18,654 Less: Stock-based compensation (5,247) (3,195) Non-GAAP Technology and development Expense $32,601 $15,459 Three Months Ended June 30, Reconciliation: GAAP to Non-GAAP General and administrative Expense 2025 2024 Total GAAP General and administrative Expense $67,273 $40,554 Less: Stock-based compensation (22,465) (15,752) Non-GAAP General and administrative Expense $44,808 $24,802 28 Hims & Hers Q2 2025

Free Cash Flow is a key performance measure that our management uses to assess our liquidity. Because Free Cash Flow facilitates internal comparisons of our historical liquidity on a more consistent basis, we use this measure for business planning purposes. "Free Cash Flow" is defined as net cash (used in) provided by operating activities, less purchases of property, equipment, and intangible assets and investment in website development and internal-use software in investing activities.

Some of the limitations of Free Cash Flow include (i) Free Cash Flow does not represent our residual cash flow for discretionary expenditures and our non-discretionary commitments, and (ii) Free Cash Flow includes capital expenditures, the benefits of which may be realized in periods subsequent to those in which the expenditures took place. In evaluating Free Cash Flow, you should be aware that in the future we will have cash outflows similar to the adjustments in this presentation. Our presentation of Free Cash Flow should not be construed as an inference that our future results will be unaffected by these cash outflows or any unusual or non-recurring items. When evaluating our performance, you should consider Free Cash Flow in addition to, and not as a substitute for, other financial performance measures, including our net cash (used in) provided by operating activities and other U.S. GAAP results.

Net Cash (Used In) Provided By Operating Activities to Free Cash Flow Reconciliation

(In thousands, unaudited)

	Q3 '23	Q4 '23	Q1 '24	Q2 '24	Q3 '24	Q4 '24	Q1 '25	Q2' 25
Net cash (used in) provided by operating activities	$25,191	$21,983	$25,838	$53,594	$85,267	$86,385	$109,090	$(19,117)
Less: purchases of property, equipment, and intangible assets in investing activities	(3,277)	(8,631)	(10,581)	(3,212)	(3,342)	(24,520)	(55,327)	(46,065)
Less: investment in website development and internal-use software in investing activities	(2,643)	(2,567)	(3,377)	(2,814)	(2,539)	(2,365)	(3,711)	(4,250)
Free Cash Flow	$19,271	$10,785	$11,880	$47,568	$79,386	$59,500	$50,052	$(69,432)

29 Hims & Hers Q2 2025

Sources In order of appearance: Mulligan T, Frick MF, Zuraw QC, Stemhagen A, McWhirter C. Prevalence of hypogonadism in males aged at least 45 years: the HIM study. 2006 Jul;60(7):762-9. doi: 10.1111/j.1742-1241.2006.00992.x. PMID: 16846397; PMCID: PMC1569444. Iyer TK, Manson JE. Recent Trends in Menopausal Hormone Therapy Use in the US: Insights, Disparities, and Implications for Practice. JAMA Health Forum. 2024;5(9):e243135. doi:10.1001/jamahealthforum.2024.3135. Ogunwole, S., Rabe, M., Roberts, A., & Caplan, Z. (2021, August 12). U.S. Adult Population Grew Faster Than Nation’s Total Population From 2010 to 2020. The United States Census Bureau. Estimates of the population for the UK, England and Wales, Scotland and Northern Ireland - Office for National Statistics. (2024, October 8). Office for National Statistics. France. (2023). World Health Organization. Population by age groups. (2024, June 14). Federal Statistical Office of Germany. Population of the Republic of Ireland in 2024, by age group. (2024). Statista. Population estimates on July 1st, by age and gender. (2024, September 25). Statistics Canada. Contacts: Investor Relations Bill Newby Investors@forhims.com Media Relations Abby Reisinger-Moley Press@forhims.com 30 Hims & Hers Q2 2025